Olympic Steel, Inc., 5096 Richmond Road Bedford Heights, OH 44146 (216) 292-3800

To Our Shareholders:

You are invited to attend the 2013 Annual Meeting of Shareholders of Olympic Steel, Inc. to be held at 5096 Richmond Road, Bedford Heights, OH 44146, on May 3, 2013 at 10:30 a.m. EDT. We are pleased to enclose the notice of the 2013 Annual Meeting of Shareholders, together with a Proxy Statement, a Proxy and an envelope for returning the Proxy.

You are asked to: (1) approve the election of Directors nominated by the Board of Directors; (2) ratify the selection of Olympic Steel Inc.’s independent auditors for the year ending December 31, 2013; and (3) approve, on an advisory basis, our named executive officer compensation. Your Board of Directors unanimously recommends that you vote “FOR” all of the proposals. Please carefully review the Proxy Statement and then complete and sign your Proxy and return it promptly. If you attend the meeting and decide to vote in person, you may withdraw your Proxy at the meeting.

Your time and attention to this letter and the accompanying Proxy Statement and Proxy is appreciated.

Sincerely,

Michael D. Siegal
Chairman and Chief Executive Officer

March 29, 2013

Olympic Steel, Inc., 5096 Richmond Road Bedford Heights, OH 44146 (216) 292-3800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 3, 2013

Notice is hereby given that the 2013 Annual Meeting of Shareholders of Olympic Steel, Inc., an Ohio corporation, which is referred to as the Company, will be held on May 3, 2013, at 5096 Richmond Road, Bedford Heights, OH 44146, at 10:30 a.m. EDT, for the following purposes:

1. To elect the following Directors to the class whose two-year term will expire in 2015: Michael D. Siegal, Arthur F. Anton, Donald R. McNeeley and James B. Meathe;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the year ending December 31, 2013;

3. To approve, on an advisory basis, our named executive officer compensation; and

4. To transact any other business properly brought before the 2013 Annual Meeting of Shareholders or any adjournment or postponement of the 2013 Annual Meeting of Shareholders.

Only shareholders of record of the Company’s common stock on the books of the Company at the close of business on March 11, 2013 will be entitled to vote at the 2013 Annual Meeting or any adjournment or postponement of the 2013 Annual Meeting.

Your vote is important. All shareholders are invited to attend the 2013 Annual Meeting in person. However, to ensure your representation at the 2013 Annual Meeting, please mark, date and sign the enclosed proxy, and return it promptly in the enclosed envelope. Any shareholder attending the 2013 Annual Meeting may vote in person even if the shareholder returned a proxy.

By Order of the Board of Directors

Christopher M. Kelly
Secretary

Cleveland, Ohio

March 29, 2013

The enclosed proxy is being solicited on behalf of the Board of Directors of the Company and can be returned in the enclosed envelope, which requires no postage if mailed in the United States.

2013 ANNUAL MEETING

May 3, 2013

THE PROXY AND SOLICITATION

This Proxy Statement is being mailed on or about March 29, 2013, to the shareholders of Olympic Steel, Inc., which is referred to as the Company, in connection with the solicitation by the Company’s Board of Directors, which is referred to as the Board, of the enclosed form of proxy for the 2013 Annual Meeting of Shareholders, which is referred to as the Annual Meeting, to be held on May 3, 2013, at 5096 Richmond Road, Bedford Heights, OH 44146, at 10:30 a.m. EDT. Pursuant to the Title XVII, Chapter 1701 of the Ohio Revised Code, any shareholder signing and returning the enclosed proxy has the power to revoke it by giving notice of such revocation to the Company in writing or in the open meeting before any vote with respect to the matters set forth therein is taken. The representation in person or by proxy of at least a majority of the outstanding shares of the common stock of the Company, which we refer to as the Common Stock, entitled to vote is necessary to provide a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted in determining whether a quorum has been achieved.

The Company will bear the expense of preparing, printing and mailing this Proxy Statement. Although the Company has not retained a proxy solicitor to aid in the solicitation of proxies, it may do so in the future if the need arises, and does not believe that the cost of any such proxy solicitor will be material. In addition to solicitation of proxies by mail, certain Directors, officers and other employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile, electronic mail or by personal contacts. The Company will request brokers, banks and other custodians, nominees and fiduciaries to send proxy material to beneficial owners and will, upon request, reimburse them for their out-of-pocket expenses.

PURPOSES OF ANNUAL MEETING

The Annual Meeting has been called for the purposes of: (1) electing the following Directors to the class whose two-year term will expire in 2015: Michael D. Siegal, Arthur F. Anton, Donald R. McNeeley and James B. Meathe; (2) ratifying the selection of PricewaterhouseCoopers LLP, which is referred to as PwC, as the Company’s independent auditors for the year ending December 31, 2013; (3) approving, on an advisory basis, our named executive officer compensation; and (4) transacting such other business as may properly come before the Annual Meeting and any adjournments thereof.

The persons named in the enclosed proxy have been selected by the Board and will vote Common Stock represented by valid proxies. Unless otherwise indicated in the enclosed proxy, they intend to vote “FOR” the election of the Director-nominees named herein, “FOR” the ratification of the selection of PwC as the Company’s independent auditors for the year ending December 31, 2013, and “FOR” the approval, on an advisory basis, of our named executive officer compensation.

VOTING SECURITIES

The Board has established the close of business on March 11, 2013 as the record date for determining shareholders entitled to notice of the Annual Meeting and to vote. On that date, 10,944,585 shares of Common Stock were outstanding and entitled to one vote per share on all matters properly brought before the Annual Meeting.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board currently consists of eight members and is divided into two classes, whose members serve for a staggered, two-year term. The term of one class, which currently consists of four Directors, expires in 2014; the term of the other class, which also consists of four Directors, expires in 2015.

The Board has nominated Michael D. Siegal, Arthur F. Anton, Donald R. McNeeley and James B. Meathe to be elected as Directors for a two-year term. The two-year term will end upon the election of Directors at the 2015 Annual Meeting of Shareholders.

At the Annual Meeting, the shares of Common Stock represented by valid proxies, unless otherwise specified, will be voted to elect the Director-nominees. Each individual nominated for election as a Director of the Company has agreed to serve if elected. However, if any nominee becomes unable or unwilling to serve if elected, the proxies will be voted for the election of such other person as may be recommended by the Board. The Board has no reason to believe that the persons listed as nominees will be unable or unwilling to serve.

Directors will be elected by a plurality of the votes cast at the Annual Meeting. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of Directors. Certain information regarding each of the Company’s current Directors, including his or her principal occupation and directorships during the past five years, is set forth below.

DIRECTOR NOMINEES

Michael D. Siegal, age 60, joined the Board in 1984. He became Chief Executive Officer of the Company in 1984 and assumed the role of Chairman of the Board in 1994. Mr. Siegal serves on the board of directors of the Development Corporation of Israel and the Rock and Roll Hall of Fame Museum. He is also the Board Chair of the Jewish Federation of Cleveland and the Jewish Federations of North America. Mr. Siegal has previously served on the board of directors of the Metals Service Center Institute, or MSCI, a metals industry trade association and University Hospitals of Cleveland. With nearly 29 years of executive experience at the Company, Mr. Siegal possesses proven managerial skills and firsthand knowledge of nearly every aspect of the Company’s business operations. As a member of the founding family of the Company, Mr. Siegal also brings to the Board knowledge and understanding of the evolution of a family business into a successful public company. Mr. Siegal is also a substantial long-term shareholder of the Company.

Arthur F. Anton, age 55, joined the Board in 2009. Since 2004, Mr. Anton has served as the President and Chief Executive Officer of the Swagelok Company, a fluid systems technologies company. Since 1998, Mr. Anton has served in the following positions at the Swagelok Company: President and Chief Operating Officer, from 2001 to 2004; Executive Vice President, from 2000 to 2001; and Chief Financial Officer, from 1998 to 2000. He is a former Partner of Ernst & Young LLP, a professional services organization. Since 2006, Mr. Anton has served on the board of directors of The Sherwin-Williams Company, a coatings manufacturer. He also serves on the board of directors of University Hospitals Health System, a regional health system, and Forest City Enterprises, Inc., a conglomerate corporation engaged in real estate development, sales, investment and construction. As the head of a large private corporation, Mr. Anton provides valuable insight into the successful operation of a business, which serves him well as a member of the Board, Chairman of the Audit and Compliance Committee and as a member of the Compensation Committee. As a former partner at Ernst & Young LLP and a member of the audit committee of The Sherwin-Williams Company and Forest City Enterprises, Inc., Mr. Anton possesses a detailed understanding of accounting principles and practice.

Donald R. McNeeley, age 58, joined the Board in 2011. Since 1990, he has served as the President and Chief Operating Officer of Chicago Tube & Iron Company, or CTI, a fabricator of metal tubing, pipe, bar, valves and fittings and pressure parts that is now a subsidiary of the Company. He is also an adjunct professor at Northwestern University. Mr. McNeeley serves on the board of directors of Vail Rubber Industries, a manufacturer of industrial roll coverings, and Saulsbury Industries, an engineering and construction company to heavy-industrial markets. He is also the Chair of the audit committee of Saulsbury Industries. Mr. McNeeley’s years of experience at CTI, as well as his academic background, provide a wealth of knowledge regarding the steel pipe and tubing industry, making him a valuable member of the Board.

James B. Meathe, age 55, joined the Board in 2001. Since 2005, he has served as Managing Partner of Walloon Ventures, a real estate development and custom home building firm. Prior to this time, Mr. Meathe served as Vice Chairman from 2004 to 2005 and President and Chief Operating Officer from 2003 to 2004 of Palmer & Cay, Inc., an insurance and brokerage firm, and as Managing Director and Chairman Midwest Region of Marsh Inc., a risk and insurance services firm, from 1999 to 2002. He also served on the board of directors and was a member of the compensation committee of Boykin Lodging Company, a hotel management group, from 2003 until its sale in 2006. With his prior experience in the insurance and risk management industries, Mr. Meathe provides a unique perspective as a member of the Board and as a member of the Compensation and Nominating Committees.

DIRECTORS WITH TERMS THAT EXPIRE IN 2014

David A. Wolfort, age 60, joined the Board in 1987. He became Chief Operating Officer of the Company in 1995 and assumed the role of President in 2001. Mr. Wolfort serves as a member of the United States Industry Trade Advisory Committee on Steel. He previously served on the board of directors of the MSCI and was a past Chairman of both the MSCI Political Action Committee and the MSCI Government Affairs Committee. He is a Trustee of Ohio University and the Musical Arts Association (Cleveland Orchestra). With his years of experience at the Company, Mr. Wolfort brings to the Board a wealth of knowledge concerning the Company’s business operations and the competitive landscape of the metals industry.

Ralph M. Della Ratta, age 59, joined the Board in 2004. Since 2004, he has served as the Founder and Managing Director of Western Reserve Partners LLC, an investment banking firm. Prior to this time, Mr. Della Ratta was the Senior Managing Partner of Max Ventures, LLC, a venture capital firm, and the Senior Managing Director and Manager of the Investment Banking Division of McDonald Investments, Inc., an investment banking firm. Mr. Della Ratta serves on the board of directors of Western Reserve Partners LLC, McCormack Advisors International, a wealth management firm, and NDI, Inc., a medical investment company. Having served for most of his professional career in the investment banking industry, Mr. Della Ratta provides valuable financial knowledge as a member of the Board and the Audit and Compliance Committee, and as Chairman of the Compensation Committee.

Dirk A. Kempthorne, age 61, joined the Board in 2010. He served as the Mayor of Boise, Idaho from 1986 to 1993, a United States Senator from Idaho from 1993 to 1999 and Governor of Idaho from 1999 to 2006. He also served as the 49th Secretary of the U.S. Department of the Interior from 2006 to 2009. Mr. Kempthorne has served as the President of The Kempthorne Group, a consulting firm, since 2009 and has served as the President & Chief Executive Officer of the American Council of Life Insurers, an insurance industry trade association, since 2010. Since 2009, Mr. Kempthorne has also served on the board of directors of FMC Corporation, a global chemical company. With his commitment to public service and his recognized national leadership, Mr. Kempthorne provides important contributions and insights as a member of the Board and the Nominating Committee as we execute our strategic growth initiatives.

Howard L. Goldstein, age 60, joined the Board in 2004. He has been a partner with Appelrouth, Farah & Co., a full service accounting and international business advisory firm, since 2012. Prior to 2012, Mr. Goldstein was the Managing Director of Mallah Furman, a certified public accounting firm, and had been a Senior Partner for over 25 years. Mr. Goldstein is a member of the American Institute of Certified Public Accountants, the Florida Institute of Certified Public Accountants, the Florida Board of Accounting, the New Jersey Board of Certified Public Accountants and the New Jersey Institute of Certified Public Accountants. As a certified public accountant, Mr. Goldstein’s broad knowledge and deep understanding of accounting principles and financial reporting rules and regulations make him a valuable asset as a member of the Board and the Audit and Compliance Committee. Mr. Goldstein’s experience with the Company has also made him a valued member and Chairman of the Nominating Committee.

The Board recommends a vote “FOR” Michael D. Siegal, Arthur F. Anton, Donald R. McNeeley and James B. Meathe for election to the class of directors whose two-year term will expire in 2015.

CORPORATE GOVERNANCE

BOARD MEETINGS AND COMMITTEES

The Board held four regularly scheduled meetings in 2012. The Board has a standing Audit and Compliance Committee, Compensation Committee and Nominating Committee. The Audit and Compliance Committee, Compensation Committee and Nominating Committee held five, three and one meetings, respectively, in 2012. The committees receive their authority and assignments from, and report to, the Board.

All of the current Directors attended at least seventy-five percent of the applicable Board and committee meetings held during 2012. In addition to holding regular Board and committee meetings, the Board members and committee members also reviewed and considered matters and documents and communicated with each other apart from the meetings. Additionally, all non-management members of the Board meet separately without members of management present at every regularly scheduled Board meeting.

The Board determines the independence of each Director and each Director-nominee in accordance with the independence standards set forth in the listing requirements of the Nasdaq Stock Market, which we refer to as Nasdaq. The Board has determined that Messrs. Della Ratta, Kempthorne, Anton, Goldstein and Meathe are independent Directors, as defined in the Nasdaq listing requirements.

Audit and Compliance Committee.    The Audit and Compliance Committee is chaired by Mr. Anton and also consists of Messrs. Della Ratta and Goldstein. The Audit and Compliance Committee is responsible for monitoring and overseeing our internal controls and financial reporting processes, as well as the independent audit of our consolidated financial statements by our independent auditors. Each committee member is an “independent director” as defined in the Nasdaq listing requirements and applicable rules of the Securities and Exchange Commission, which we refer to as the SEC. Mr. Anton has been designated by the Board as the “audit committee financial expert” under SEC rules and satisfies the Nasdaq’s professional experience requirements. The Audit and Compliance Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Audit Committee Report” below.

Compensation Committee.    The Compensation Committee is chaired by Mr. Della Ratta and also consists of Messrs. Meathe and Anton.  Each committee member is an “independent director” as defined in the Nasdaq listing requirements. The primary purposes of the Compensation Committee are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to administer our equity-based or equity-linked compensation plans, bonus plans, supplemental executive retirement plan and deferred compensation plans after consultation with management. The Compensation Committee reviews and recommends to the Board for approval the base salary, annual bonus, long-term incentive compensation and other compensation, perquisites and special or supplemental benefits for our Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations concerning our employee benefit policies and has authority to administer our equity compensation plans. The Compensation Committee has the authority to hire compensation consultants and legal, accounting, financial and other advisors, as it deems necessary to carry out its duties. Management assists the Compensation Committee in its administration of the executive compensation program by recommending individual and Company goals and by providing data regarding performance. In 2012, our Compensation Committee engaged Towers Watson, a global professional services firm that provides human resources consulting services, as an outside independent compensation consultant to advise the Compensation Committee on our compensation program. The Compensation Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Additional information on the committee and its activities is set forth in the “Compensation Discussion and Analysis” and “Compensation Committee Report” below.

Nominating Committee.    The Nominating Committee is chaired by Mr. Goldstein and also consists of Messrs. Kempthorne and Meathe. This committee functions to advise and make recommendations to the Board concerning the selection of candidates as nominees for Directors, including those individuals recommended by shareholders. The Nominating Committee operates pursuant to a written charter, which can be found on our website at www.olysteel.com. Each committee member is an “independent director” as defined in the Nasdaq listing requirements.

BOARD AND COMMITTEE POLICIES

Shareholder Communications.    Shareholders may send written communications to the Board or any one or more of the individual Directors by mail to Olympic Steel, Inc., 5096 Richmond Road, Bedford Heights, Ohio 44146. Any shareholder who wishes to send a written communication to any member of the Board may do so in care of our Secretary, who will forward any communications directly to the Board or the individual Director(s) specified in the communication.

Director Nominations Process.    The Board’s process for identifying and evaluating nominees for Director consists principally of evaluating candidates who are recommended by the Nominating Committee. The Nominating Committee also may, on a periodic basis, solicit ideas for possible candidates from a number of sources, including current members of the Board, senior level executives, individuals personally known to members of the Board and employment of one or more search firms.

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there specific qualities or skills that are necessary for one or more of the members of the Board to possess. In evaluating the suitability of the candidates, the Nominating Committee takes into consideration such factors as it deems appropriate. These factors may include, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service and other commitments. The committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of the Board as a whole and of committees of the Board.

The Nominating Committee will consider Director candidates recommended by shareholders if properly submitted. Shareholders wishing to suggest persons for consideration as nominees for election to the Board at the 2014 Annual Meeting may do so by providing written notice to us in care of our Secretary no later than December 29, 2013. Such recommendation must include the information required of Director-nominations by our Amended and Restated Code of Regulations. Assuming that a properly submitted shareholder recommendation for a potential nominee is received and appropriate biographical and background information is provided, the Nominating Committee and the Board will follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Board Leadership and Risk Oversight.    Michael D. Siegal serves as both the Company’s Chairman of the Board and the Company’s Chief Executive Officer. The Board has no policy with respect to the separation of these offices. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to consider it each time that it elects the Chief Executive Officer. The Board recognizes that there may be circumstances in the future that would lead it to separate these offices, but it believes that there is no reason to do so at this time.

As both a Director and officer, Mr. Siegal fulfills a valuable leadership role that the Board believes is essential to the continued success of the Company’s business operations. Mr. Siegal has served the Company in an executive role for 29 years, and the experience and deep knowledge base he brings to both positions are invaluable. In the Board’s opinion, Mr. Siegal’s dual role enhances the Company’s ability to coordinate long-term strategic direction with important business opportunities at the operational level and enhances his ability to provide insight and direction on important strategic initiatives impacting the Company and its shareholders to both management and the independent Directors.

The Board generally oversees the Company’s risk management directly and through the Audit Committee. The Board regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, facilities and operations. Additionally, the Audit Committee also reviews risks relating to the Company’s financial statements and financing arrangements. The Board believes that this approach provides appropriate checks and balances against undue risk taking and that the Board’s leadership structure supports its risk oversight function.

Annual Meeting Attendance.    The Board does not have a formal policy with regard to Directors’ attendance at the Annual Meeting. However, because a Board meeting usually precedes the Annual Meeting, all Directors are urged to attend. Last year, all Directors were present at the Annual Meeting.

CODE OF ETHICS

We have adopted a Business Ethics Policy. The full text of the Business Ethics Policy is available through the “Investor Relations” section of our website under the “Corporate Governance” option at www.olysteel.com. The Business Ethics Policy applies not only to our executive and financial officers, but also to all of our employees. We intend to disclose any amendments to the Business Ethics Policy, and all waivers of the Business Ethics Policy relating to our Chairman and Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and Vice President and Treasurer by posting such information on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 11, 2013 (unless otherwise indicated) by each person or entity known to us to beneficially own 5% or more of the outstanding Common Stock based upon information furnished to us or derived by us from publicly available records.

Names of Beneficial Owners	Number of Shares Beneficially Owned(1)	Percentage of Ownership
Royce & Associates, LLC(2) 745 Fifth Avenue New York, NY 10151	1,420,397	12.98%

Michael D. Siegal(3) 5096 Richmond Road Cleveland, OH 44146	1,254,477	11.46%

Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	837,979	7.66%

BlackRock, Inc.(5) 40 East 52nd Street New York, NY 10022	764,127	7.00%

The Vanguard Group(6) 100 Vanguard Blvd. Malvern, PA 19355	601,838	5.50%

(1)
Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 11, 2013 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(2)	Based on Schedule 13G filed with the SEC on January 17, 2013 describing ownership as of December 31, 2012.

(3)	Includes 4,000 shares issuable upon the exercise of options exercisable within 60 days after March 11, 2013.

(4)
Based on Schedule 13G filed with the SEC on February 8, 2013 describing ownership as of December 31, 2012, which Schedule specifies that Dimensional Fund Advisors LP has sole voting power with respect to 821,798 of these shares and sole investment power with respect to all of these shares.

(5)	Based on Schedule 13G filed with the SEC on February 14, 2013 describing ownership as of December 31, 2012.

(6)
Based on Schedule 13G filed with the SEC on February 7, 2013 describing ownership as of December 31, 2012, which Schedule specifies that The Vanguard Group has sole voting power with respect to 15,502 of these sales, sole investment power with respect to 586,336 of these shares and shared investment power with respect to 15,502 of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 11, 2013 by each of our Directors, each of the Executive Officers named in the summary compensation table included herein, whom we refer to as the named executive officers, and all the Directors and Executive Officers as a group.

Names of Beneficial Owners	Number of Shares Beneficially Owned(1)	Percentage of Ownership
Michael D. Siegal(2)	1,254,477	11.46%
David A. Wolfort(2)(5)	438,570	4.01%
Donald R. McNeeley	109,778	1.00%
Richard T. Marabito(3)	31,484	*
Richard A. Manson(4)	10,022	*
James B. Meathe(6)(7)	27,000	*
Howard L. Goldstein(7)(8)	26,800	*
Ralph M. Della Ratta(7)(9)	18,394	*
Arthur F. Anton(10)	18,363	*
Dirk A. Kempthorne(11)	3,600	*
All Directors, Director Nominees and Executive Officers as a group (10 persons)(12)	1,938,488	17.60%

*	Less than 1%

(1)
Unless otherwise indicated below, the persons named in the table above have sole voting and investment power with respect to the number of shares set forth opposite their names. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after March 11, 2013 are considered outstanding, while these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

(2)	Includes 4,000 shares issuable upon the exercise of options within 60 days of March 11, 2013.

(3)	Includes 3,500 shares held in various trusts for the benefit of Mr. Marabito’s children. Also includes 4,170 shares issuable upon the exercise of options within 60 days of March 11, 2013.

(4)	Includes 1,000 shares issuable upon the exercise of options within 60 days of March 11, 2013. Also includes 2,075 shares held in individual retirement accounts for Mr. Manson and his spouse.

(5)	Also includes 30,000 shares pledged as security by Mr. Wolfort.

(6)	Includes 5,000 shares issuable upon the exercise of options within 60 days of March 11, 2013.

(7)
Includes 10,800 shares issuable pursuant to restricted stock units awarded under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan that will be converted into shares when the individual is no longer a Board member.

(8)	Includes 12,000 shares issuable upon the exercise of options within 60 days of March 11, 2013.

(9)	Includes 600 shares held in a trust for the benefit of Mr. Della Ratta’s children.

(10)
Includes 5,400 shares issuable pursuant to restricted stock units awarded under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan that will be converted into shares when the individual is no longer a Board member.

(11)
Includes 3,600 shares issuable pursuant to restricted stock units awarded under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan that will be converted into shares when the individual is no longer a Board member.

(12)
Includes 30,170 shares issuable upon the exercise of options within 60 days of March 11, 2013 and 41,400 shares issuable pursuant to restricted stock units awarded under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan that will be converted into shares when the individual is no longer a Board member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Act of 1934, as amended, which is referred to as the Exchange Act, requires the Company’s officers and Directors, and persons who own greater than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership to the SEC. Officers, directors and more than 10% shareholders are required by the SEC to furnish to the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2012 and Forms 5 and amendments thereto furnished to the Company with respect to 2012, or a written representation from the reporting person that no Form 5 is required, all filings required to be made by the Company’s officers and Directors were timely made.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are a leading U.S. metals service center with over 58 years of experience. Our primary focus is on the direct sale and distribution of large volumes of processed carbon, coated, aluminum and stainless flat-rolled sheet, coil and plate products. Commencing with the July 1, 2011 acquisition of CTI, we also distribute metal tubing, pipe, bar, valves and fittings and we fabricate pressure parts supplied to various industrial markets. We operate as an intermediary between metal producers and manufacturers that require processed metal for their operations. As further discussed in this section, our compensation and benefit programs are designed to reward our employees when they help us achieve business objectives.

The following are the highlights of our executive compensation program for 2012:

■	The base salaries of all of our executive officers remained unchanged from 2011;

■
Our incentive plans, which are tied directly to profitability and other performance factors, are functioning as designed, as our most senior executive officers earned incentives in 2012 that were directly tied to our level of profitability;

■	All of our executive officers have purchased and retained shares of Olympic Steel stock pursuant to the terms of our long-term incentive plan; and

■	The Board also adopted stock ownership guidelines for non-employee Directors, which is described in more detail under “2012 Director Compensation.”

At our 2012 Annual Meeting, we received approximately 98% approval, based on the total votes cast, for our initial advisory “Say-on-Pay” proposal to approve the compensation of our named executive officers. The Compensation Committee considered the 2012 voting results at its meetings, and while the Compensation Committee believes the voting results demonstrate significant support for our overall executive pay program and, therefore, did not make any changes to the program as a result of the vote, the Compensation Committee remains dedicated to continuous improvement to the existing executive pay programs. As a result of its considerations, the Compensation Committee continued implementing the executive pay practices described below.

The following discussion and analysis of our 2012 executive compensation program, which may include forward-looking statements, should be read together with the compensation tables and related disclosures that follow this section.

Compensation Philosophy and Objectives

The goals of our compensation program for our Chairman and Chief Executive Officer and the other executive officers named in the 2012 Summary Compensation Table, whom we refer to as our named executive officers, are to support our long-term business strategy and link our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving those objectives. The Compensation Committee’s strategy for achieving these goals is to:

■
provide each named executive officer with total compensation that is competitive compared to compensation for similarly situated executives in public and privately-held metal and metal-related companies, and similar-sized non-metal companies, in order to attract, motivate and retain highly qualified executives;

■
reward performance under a cash incentive plan that provides the potential for a substantial reward through the payment of a significant incentive that increases as our profits increase, but provides reduced incentive payments during periods when profits decrease or when we do not achieve our business objectives; and

■	provide short- and long-term incentives that appropriately align the compensation interests of our executives with the investment interests of our shareholders in increasing shareholder value.

Role of Compensation Committee and Management

Our Compensation Committee is responsible for setting and administering the policies and plans that govern the base salaries, incentives and other compensation elements for our named executive officers.

Management has a minor role in helping the Compensation Committee administer the executive compensation program by recommending individual and Company performance goals, including offering suggestions for key metrics for use in our incentive program, and by providing data regarding actual performance. Otherwise, management is not involved in establishing executive compensation.

In 2012, the Compensation Committee engaged Towers Watson, a global professional services firm that provides human resources consulting services, as an outside, independent compensation consultant to advise the Compensation Committee on our compensation program.

Role of Compensation Consultant

Towers Watson’s role in the executive compensation program is to compare the base salaries, annual cash incentive awards and long-term compensation of our named executive officers to the compensation paid to executives in similar positions both within and outside the metal service center industry in order to provide market “benchmarks” for the Compensation Committee to assess in evaluating and determining the compensation of our named executive officers. Towers Watson has compiled this compensation data for a group of metal and metal-related companies:

AM Castle & Company	BWAY Parent Company	Carpenter Technology Corp.
Gibraltar Industries, Inc.	Haynes International, Inc.	Kaman Corporation
LB Foster Co.	Mueller Water Products, Inc.	NCI Building Systems, Inc.
Northwest Pipe Co.	Quanex Building Products Corp.	RTI International Metals, Inc.
Schnitzer Steel Industries, Inc.	Valmont Industries, Inc.	Worthington Industries, Inc.

Compensation Allocation

Our executive compensation program consists of three primary components: base salary, annual cash incentive payouts and long-term compensation in the form of equity-based awards. We also provide our executives with the opportunity to participate in a 401(k) retirement and profit-sharing plan, and a non-qualified defined contribution plan. Certain health, disability and life insurance and other customary fringe benefits also are available to our named executive officers, who participate in these fringe benefits on substantially the same basis as our other employees. Except for Mr. McNeeley, each named executive officer also has entered into an agreement with us that provides for certain benefits upon a change in control, as described below under Potential Payments upon Termination or Change in Control.

In determining the relative allocation of these elements of compensation, the Compensation Committee seeks to provide an amount of long-term compensation, both in the form of both equity and cash incentives, that is sufficient to align the interests of our executives with those of our shareholders, while also providing adequate short-term compensation, primarily in the form of cash, to attract and retain talented executives. The Compensation Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and composition of compensation for our Chairman and Chief Executive Officer and the other named executive officers. While the Compensation Committee considers our financial and operating performance, the Compensation Committee generally does not apply any specific quantitative formula in making base salary decisions, except with respect to the cash incentive award opportunities, as described below. The Compensation Committee also appreciates the importance of achievements that may be difficult to quantify — such as individual performance — and, accordingly, recognizes qualitative factors that include successful supervision of major corporate projects and demonstrated leadership ability.

The Compensation Committee believes that the elements of the executive compensation program discussed below advance our business objectives and the interests of our shareholders by attracting and retaining the executive leadership necessary for growth and motivating our executives to increase shareholder value.

Elements of Compensation

Base Salaries.    The annual base salaries of our named executive officers are based upon an evaluation of their significant contributions against established objectives as individuals and as a team, as determined by the Compensation Committee. The base salaries for Messrs. Siegal, Wolfort, Marabito and McNeeley are subject to minimum amounts established in accordance with their respective employment agreements, which are described below in Potential Payments upon Termination or Change in Control. As noted above, when establishing base salaries for our named executive officers, the Compensation Committee considers the cash compensation offered by companies in other metal and metal-related companies and obtains the recommendations of Towers Watson and management in order to determine the range of the base salaries. As mentioned above, the Compensation Committee also considered recommendations from Mr. Siegal in determining salary levels for our other named executive officers. As discussed further in the next paragraph, the Compensation Committee reviews the base salaries of our named executive officers on an individual basis periodically, rather than annually, and determines the base salary of our named executive officers after considering the above factors and the individual’s particular talents, skills, experience, industry knowledge and functional responsibilities and duties. The Compensation Committee does not consider whether an individual named executive officer has earned any incentive compensation in prior years in determining base salaries.

The base salaries paid to our named executive officers in 2012 were reviewed and approved by the Compensation Committee, and the amounts paid are reflected in the 2012 Summary Compensation Table. The base salaries of our named executive officers remain unchanged from 2011. The Compensation Committee believes that the salaries of each of our named executive officers are reasonable when measured against the range of base salaries offered by other companies in the peer group reviewed by the Compensation Committee and in light of our performance in 2012 and, as a result, did not increase salaries for our named executive officers in 2012.

Annual Cash Incentive Compensation.    We believe that a significant portion of the compensation paid to our named executive officers should be based on our annual performance, so that the executives are appropriately motivated to maximize our operating performance each year. We have established our Senior Management Compensation Program to provide our executives, including our named executive officers, with the opportunity to earn an annual cash incentive payout. The objectives of our Senior Management Compensation Program include:

■	promoting profitability;

■	controlling expenses;

■	providing a safe work environment for our employees;

■	strategically managing assets;

■	growing the Company;

■	holding participants accountable to their budgets;

■	aligning participants’ interests with those actions that create value for shareholders; and

■	putting compensation at risk based on annual performance and deferred payouts.

Under our Senior Management Compensation Program, our named executive officers, excluding Mr. McNeeley, receive a cash incentive award based on our pre-tax income results for the most recently completed fiscal year. Cash incentive award amounts earned based on pre-tax income results may then either be increased or reduced based on our annual performance in certain key metrics established in advance by the Compensation Committee, which key metrics may change from year to year and include safety, inventory turnover, expense control, reduction of aged inventory, days sales outstanding, achieving operating budgets and tonnage growth. In this way, award amounts under the Senior Management Compensation Program are directly tied to our performance, so that the participants have the opportunity to earn significant cash incentive awards for years in which we perform well, but also bear the risk of earning little or no cash incentive compensation for years in which we perform below expectations. Amounts earned under the Senior Management Compensation Program, subject to the terms and conditions of the Program, are generally paid out in three installments over a two-year period following the year in which the cash incentive was earned in order to increase the Senior Management Compensation Program’s retention value and encourage the executives not to compete with us in the event their employment is terminated prior to completion of the payment period. The timetable for these payments is further described in the footnotes to the 2012 Summary Compensation Table. Mr. McNeeley receives a cash incentive that is directly tied to the ratio of CTI’s actual operating profit to its budgeted operating profit.

As in past years, in 2012, the Compensation Committee granted an annual cash incentive award opportunity for each of Messrs. Siegal, Marabito and Wolfort of 1.5% of our consolidated pre-tax income, and Mr. Manson of 0.5% of our consolidated pre-tax income. The Compensation Committee set the annual cash incentive payout amounts for Messrs. Siegal, Wolfort and Marabito, in light of their significant functional responsibilities and duties and their positions as the most senior-level executives, at three times those established for Mr. Manson. For 2012, our pre-tax income, excluding a $6.6 million goodwill impairment charge pursuant to the terms of the Senior Manager Compensation Program, was $16.7 million. For 2012, Messrs. Siegal, Wolfort and Marabito each earned an annual cash incentive of $250,835 and Mr. Manson earned an annual incentive of $83,612.  However, Messrs. Siegal, Wolfort and Marabito each agreed to voluntarily reduce their incentives by $98,745, to $152,090 to reflect the impact of the goodwill impairment charge.

In connection with his employment agreement, Mr. McNeeley has the opportunity to earn an annual cash incentive of up to 120% of his annual base salary. The incentive is tied to the actual operating profit of CTI as compared to budgeted operating profit. For 2012, Mr. McNeeley earned an incentive of $515,905, or 90% of his base salary.

Long-Term Equity-Based Compensation.    The Compensation Committee believes that equity-based compensation awards are an appropriate means of aligning the interests of our executives with those of our shareholders by rewarding our executives based on increases in the prices of our Common Stock. Like base salary and the annual cash incentive payments, award levels are set with regard to competitive considerations, and each individual’s actual award is based upon the individual’s job responsibilities, performance, potential for increased responsibility and contributions, leadership ability and commitment to our strategic efforts. The timing and amount of previous awards to, and held by, the executive is reviewed, but is only one factor considered by the Compensation Committee in determining the size of any equity-based award grants.

Equity-based compensation awards are granted under the Olympic Steel, Inc. 2007 Omnibus Incentive Plan, which is referred to as the Incentive Plan. The Incentive Plan authorizes us to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares, and other stock- and cash-based awards to our employees, Directors and consultants.

For more information about our Incentive Plan and awards under that plan for 2012, see the 2012 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2012 Fiscal Year-End Table and the accompanying narratives below.

On December 30, 2011, the Board granted restricted stock units to Messrs. Siegal, Wolfort and Marabito equal in value to their base salary. The restricted stock units will vest on January 1, 2017. Restricted stock unit awards will convert into the right to receive shares of Company Common Stock upon the executive’s retirement, or earlier upon the executive’s death or disability or a change in control of the Company.

In recognition of the cash compensation voluntarily waived by our named executive officers in 2009, the Compensation Committee approved a grant of restricted stock units to each of our named executive officers effective as of January 4, 2010 in an amount equal to the quotient obtained by dividing 20% of the named executive officer’s base salary by the closing price of our Common Stock on such grant date. Accordingly, our named executive officers received the following awards of restricted stock units: Michael D. Siegal, 3,377 shares; Richard T. Marabito, 1,814 shares; David A. Wolfort, 3,070 shares; and Richard A. Manson, 977 shares. These awards vested and converted into shares of Common Stock on January 1, 2013.

In 2011, the Board, based upon the recommendation of the Compensation Committee, approved changes to the Senior Management Compensation Program to include an equity component in order to encourage more ownership of Common Stock by members of the senior management group, including the executive officers, to better align the interests of our executives and shareholders. Starting in 2011, the Senior Management Compensation Program imposed stock ownership requirements upon the executives. Each executive is required to own at least 750 shares of Common Stock for each year that the executive participates in the Senior Management Compensation Program. Any executive that fails to meet to the stock ownership requirements will be ineligible to receive any equity awards under the Company’s equity compensation plans, including the Incentive Plan, until the executive satisfies the ownership requirements. To assist executives in meeting the stock ownership requirements, on an annual basis, if a participant purchases 500 shares of Common Stock on the open market, the Company will award that participant 250 shares of Common Stock. Additionally, any executive who continues to comply with the stock ownership requirements as of the five-year, 10-year, 15-year, 20-year and 25-year anniversaries of the participant’s participation in the Senior Management Compensation Program will receive a restricted stock unit award with a dollar value of $25,000, $50,000, $75,000, $100,000 and $100,000, respectively. Restricted stock unit awards will convert into the right to receive shares of Common Stock upon an executive’s retirement, or earlier upon the executive’s death or disability or upon a change in control of the Company.

During 2012, Messrs. Siegal, Wolfort, Marabito and Manson each purchased at least 500 shares of Common Stock and received 250 shares of Common Stock under the program. Mr. McNeeley also began participating in the equity component of the Senior Manager Compensation Program in 2012.  He purchased over 500 shares of Common Stock  and received 250 shares of Common Stock under the program.

Personal Benefits and Perquisites.     In addition to their other compensation, our named executive officers also are eligible to receive other benefits, which the Compensation Committee believes are commensurate with the types of benefits and perquisites provided to other similarly situated executives, as determined based on the Compensation Committee’s review of information supplied by Towers Watson. The Compensation Committee believes these benefits are set at a reasonable level, are highly valued by recipients, have limited cost, are part of a competitive compensation program and are useful in attracting and retaining qualified executives. They are not tied to our performance. These benefits consist of medical, dental, disability and life insurance benefits and 401(k) and profit-sharing plan contributions, pursuant to plans that are generally available to our employees. Perquisites consist of a car allowance, cell phone allowance, reimbursement for personal tax preparation and financial services fees, and payment of country club dues.

Retirement and Post-Employment Benefits.    We provide our executives with certain post-employment and severance benefits as summarized below and further described in Potential Payments upon Termination or Change in Control. The Compensation Committee believes these benefits are vital to the attract and retain of qualified executives. These benefits provide the executives with the opportunity to address long-term financial planning with a greater degree of certainty, and also address our interest in continuing to motivate executives in the event of corporate instability, such as a change of control or unforeseen industry changes.

We provide Messrs. Siegal, Wolfort, Marabito and McNeeley with the opportunity to participate in our Supplemental Executive Retirement Plan, which is a non-qualified defined contribution savings plan. Under the Supplemental Executive Retirement Plan, we provide an annual contribution for each participating executive, a portion of which is based only on the participant’s continued service with us, and an additional amount that is dependent on our return on invested capital for the applicable year. Each of these contribution components is referenced as a specified percentage of the executive’s base salary and cash incentive award amount for the year. Mr. Manson (effective January 1, 2011) also participates in our Supplemental Executive Retirement Plan. We provide an annual contribution for Mr. Manson based on his continued service with us. He does not receive an additional contribution based on our return on invested capital.

In addition, each of the members of our senior management group, including our named executive officers, also may participate in our Executive Deferred Compensation Plan, a non-qualified voluntary contributory savings plan under which a participant may defer all or any portion of his annual incentive award and up to 90% of his base salary into one or more investment options that are the same as those available to all of our employees who participate under our 401(k) plan. The Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are further described below under the 2012 Non-Qualified Deferred Compensation Table.

To ensure the continuity of corporate management and the continued dedication of key executives during any period of uncertainty caused by a possible change in control, we entered into management retention agreements with each of our named executive officers, excepting Mr. McNeeley, which provide for the payment and provision of certain benefits if there is a change of control of the Company and a termination of the executive’s employment with the surviving entity within a certain period after the change in control. We also have entered into employment agreements with Messrs. Siegal, Wolfort, Marabito and McNeeley that provide for the payment of certain severance benefits upon termination of employment other than after a change in control of the Company. These agreements help ensure that our executive’s interests remain aligned with those of our shareholders during any time when an executive’s continued employment may be in jeopardy. They also provide some level of income continuity should an executive’s employment be terminated without cause. These agreements are further described under Potential Payments upon Termination or Change in Control below.

Other Compensation Policies

Effect of Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code denies a publicly held corporation a federal income tax deduction for compensation in excess of $1,000,000 in a taxable year paid to each of its chief executive officer and certain other highly compensated executive officers, other than its Chief Financial Officer. Certain “performance-based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain shareholder approval and independent director requirements are met. To the extent consistent with our compensation policies and the Compensation Committee’s assessment of the interests of shareholders, we seek to design our executive compensation programs to preserve our ability to deduct compensation paid to executives under these programs. However, the Compensation Committee also weighs the burdens of such compliance against the benefits to be obtained by us and may pay compensation that is not deductible or fully deductible if it determines that such payments are in our best interests. For example, bonuses paid under our Senior Management Compensation Program historically were not intended to satisfy the requirements for the performance-based compensation exemption from Section 162(m). The Compensation Committee has determined, however, that, to the extent practicable in view of its compensation philosophy, it will seek to structure our cash bonuses to satisfy the requirements for the performance-based exemption from Section 162(m). Therefore, we have adopted the Incentive Plan pursuant to shareholder approval and intend to award future cash bonuses under the plan as we believe that such bonuses paid to executives in accordance with the plan will qualify for the exemption for performance-based compensation.

Section 409A of the Internal Revenue Code.    Section 409A of the Internal Revenue Code generally provides that arrangements involving the deferral of compensation that do not comply in form and operation with Section 409A or are not exempt from Section 409A are subject to increased tax, penalties and interest. If a deferred compensation arrangement does not comply with, or is not exempt from, Section 409A, employees may be subject to accelerated or additional tax, or interest or penalties, with respect to the compensation. The Compensation Committee believes that deferred compensation arrangements that do not comply with Section 409A would be of significantly diminished value to our executives. Accordingly, we intend to design our future deferred compensation arrangements, and have amended our previously adopted deferred compensation arrangements, to comply with Section 409A.

Clawback Policy.    Although clawbacks are not yet required under the Dodd-Frank Wall Street Reform and Consumer Protection Act, each of our current employment agreements with Messrs. Siegal, Wolfort, Marabito and McNeeley includes a provision that requires the named executive officer, in the event we are required to restate our financial statements, to reimburse the Company for the difference between any bonus actually paid and the bonus payable under the restated financial statements. When final regulations are promulgated by the SEC with respect to clawbacks, we expect to implement a formal clawback policy for our named executive officers. The Compensation Committee believes that a clawback policy represents an important protection for shareholders and is viewed favorably from a corporate governance standpoint.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2012 and this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

Ralph M. Della Ratta, Chairman
Arthur F. Anton
James B. Meathe

Risk Profile of Compensation Programs.    The Compensation Committee believes that the Company’s executive compensation program has been designed to provide the appropriate level of incentives that do not encourage our executive officers to take unnecessary risks in managing our business. As discussed above, a majority of our executive officers’ compensation is performance-based, consistent with our executive compensation policy. Our Senior Management Compensation Program is designed to reward annual financial and/or strategic performance in areas considered critical to the short and long-term success of the Company. In addition, our Incentive Plan awards are directly aligned with long-term shareholder interests through their link to our stock price and longer-term performance periods. In combination, the Compensation Committee believes that the various elements of the Senior Management Compensation Program and the Incentive Plan sufficiently tie our executives’ compensation opportunities to the Company’s sustained long-term performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2012, the Compensation Committee consisted of Messrs. Della Ratta, Anton, and Meathe. None of the members of the Compensation Committee is (or ever was) an officer or employee of the Company or any of its subsidiaries. There are no Compensation Committee interlocks as defined by applicable SEC rules.

2012 SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the compensation earned during the years ended December 31, 2010, 2011 and 2012 by our Chief Executive Officer, Chief Financial Officer and each of our three other named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael D. Siegal,	2012	$750,000	$—	$6,203	$—	$152,090	(6)	$—	$173,137	$1,081,430
Chairman & Chief	2011	$750,000	$—	$755,175	$—	$529,259		$—	$253,263	$2,287,697
Executive Officer	2010	$657,434	$—	$114,345	$—	$57,177		$—	$141,887	$970,843
Richard T. Marabito,	2012	$450,000	$—	$6,203	$—	$152,090	(6)	$—	$133,943	$742,236
Chief Financial	2011	$348,361	$—	$455,163	$—	$529,259		$—	$149,841	$1,482,624
Officer & Treasurer	2010	$323,531	$—	$61,425	$—	$57,177		$—	$94,562	$536,695
David A. Wolfort,	2012	$700,000	$—	$6,203	$—	$152,090	(6)	$—	$147,221	$1,005,514
President & Chief	2011	$667,490	$—	$705,175	$—	$529,259		$—	$212,327	$2,114,251
Operating Officer	2010	$547,514	$—	$103,950	$—	$57,177		$—	$108,816	$817,457
Donald R. McNeeley,	2012	$575,000	$—	$6,203	$—	$515,905		$—	$151,859	$1,248,967
President, CTI(5)	2011	$287,500	$—	$—	$—	$307,721		$—	$100,544	$695,765
Richard A. Manson,	2012	$200,000	$—	$6,203	$—	$83,612		$—	$60,566	$350,381
Vice President &	2011	$200,000	$—	$5,180	$—	$176,420		$—	$68,296	$449,896
Treasurer	2010	$191,344	$—	$33,075	$—	$19,059		$—	$22,214	$265,692

(1)
The amounts shown do not reflect compensation actually received by the named executive officer. The amounts shown in this column are the grant date fair values of the stock awards calculated in accordance with Financial Accounting Standards Board Accounting Standard Codification (ASC) Topic 718. See Note 13 to our condensed consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 for details as to the assumptions used to determine the fair value of the stock awards.

(2)
Represents amount earned by the named executive officers under our Senior Management Compensation Program. Of the incentive amounts earned in 2011, excepting Mr. McNeeley, the named executive officers will receive a payment of 50% of the amount in 2012, 25% of the amount in 2013 and the remaining 25% of the amount in 2014.  Incentives earned in 2010 and 2012 were paid in their entirety in 2011 and 2013, respectively.

(3)	No above market or preferential earnings on nonqualified deferred compensation were earned by any named executive officer in 2011.

(4)
Compensation reported in this column for 2012 includes: (1) the amount of contributions we made on behalf of our named executive officers to our Supplemental Executive Retirement Plan ($117,272 for Mr. Siegal, $110,722 for Mr. Wolfort, $78,272 for Mr. Marabito, $112,125 for Mr. McNeeley and $36,870 for Mr. Manson) and our 401(k) and profit-sharing plan; (2) the premiums we paid for medical, dental, life and disability insurance for each named executive officer; and (3) the incremental cost to us of the following perquisites: country club dues, an allowance for personal tax return preparation fees and a cell phone and an automobile allowance.

(5)	Includes information from July 1, 2011, the date we acquired CTI, through December 31, 2011.

(6)
Under the Company’s Senior Manager Compensation Plan, each of the individuals earned an incentive of $250,835.  However, each individual agreed to voluntary $98,745 reduction, reducing their actual incentive to $152,090, to reflect the impact of the goodwill impairment charge.

2012 GRANTS OF PLAN-BASED AWARDS

The following table sets forth plan-based awards granted to our named executive officers during 2012.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)(2)	Options ($)	Awards ($)	Awards ($)
Siegal	—	0	529,259	3,000,000	—	—	—	—	—	—	—
	3/15/12	—	—	—	—	—	—	250	—	—	6.203
Marabito	—	0	529,259	3,000,000	—	—	—	—	—	—	—
	3/15/12	—	—	—	—	—	—	250	—	—	6.203
Wolfort	—	0	529,259	3,000,000	—	—	—	—	—	—	—
	3/15/12	—	—	—	—	—	—	250	—	—	6.203
McNeeley	—	488,750	575,000	690,000	—	—	—	—	—	—	—
	3/15/12	—	—	—	—	—	—	250	—	—	6.203
Manson	—	0	176,420	3,000,000	—	—	—	—	—	—	—
	3/15/12	—	—	—	—	—	—	250	—	—	6.203

(1)
Excepting Mr. McNeeley, these columns reflect estimated potential payout amounts under our Senior Management Compensation Program for each of our named executive officers. Annual cash incentive payouts are determined primarily based on our pre-tax income for the fiscal year under the Senior Management Compensation Program. Excepting Mr. McNeeley, the amounts set forth in the “target” column are representative target amounts that consist of the amounts earned by our named executive officers for 2011 under our Senior Management Compensation Program. Payouts under this program are capped at the maximum amount indicated in the table. For 2012, Messrs. Siegal, Wolfort and Marabito each earned an annual cash incentive of $152,090 and Mr. Manson earned an annual cash incentive of $83,612, based on our pre-tax income. Mr. McNeeley’s incentive is calculated under a separate program and is determined by comparing CTI’s actual operating profit to its budgeted operating profit. No incentive is paid if the ratio of actual operating profit to budgeted operating profit falls below 85%. The maximum incentive that can be earned is 120% of salary. In 2012, Mr. McNeeley earned an annual cash incentive of $515,905. Cash incentives are further described in Compensation Discussion and Analysis above.

(2)
The amounts in this column reflect the 250 shares of Common Stock awarded to each of our named executive officers who purchase 500 shares of Common Stock on the open market to meet stockholding guidelines.

Retention Agreements and Employment Agreements

We have entered into retention agreements and employment agreements with certain of our named executive officers. For more information about these agreements, see Potential Payments upon Termination or Change in Control below.

Senior Management Compensation Program

Our named executive officers, Commercial Vice Presidents, General Managers, certain Managers and other employees, as determined by our named executive officers, are eligible to participate in our Senior Management Compensation Program, which was amended effective January 1, 2011. As discussed above in Compensation Discussion and Analysis, our Senior Management Compensation Program provides for an annual cash incentive payout to participants based on our pre-tax income results for the most recently completed fiscal year, which payout amounts may be increased or decreased based on our annual performance in certain key metrics established in advance by the Compensation Committee.

Except in the case of Mr. McNeeley, annual cash incentive payouts, if any, will be paid to participants as follows: 50% of the annual cash incentive payout amount is paid to the participant following our year-end earnings release for the year in which the amount is earned; and 25% of the annual cash incentive payout amount is paid to the participant following our year-end earnings release for each of the first year and the second year after the year in which the amount is earned. If the remaining 50% of the cash incentive payout amount is less than 25% of the participant’s base salary in the year in which the incentive is earned, then the entire cash incentive payout amount is paid to the participant at the time of the initial payment.

Eligible participants may defer amounts paid pursuant to our Senior Management Compensation Program under our Executive Deferred Compensation Plan described in Retirement and Post-Employment Benefits. A participant who is not employed by us at the end of our fiscal year will forfeit the participant’s annual cash incentive award. Notwithstanding the foregoing, a participant who terminates employment with us due to death, disability or retirement is eligible for a full or pro-rata annual cash incentive award at the discretion of our Compensation Committee. Additionally, a pro-rata annual cash incentive award will be paid in the event of a change of control.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table sets forth outstanding equity awards held by our named executive officers at December 31, 2012.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Have Not Vested ($)(2)
Siegal	4,000	—	—	$32.63	5/1/17	35,538	$786,811	—	—
Marabito	4,170	—	—	$32.63	5/1/17	21,110	$467,375	—	—
Wolfort	4,000	—	—	$32.63	5/1/17	33,087	$732,546	—	—
McNeeley	—	—	—	—	—	—	—	—	—
Manson	1,000	—	—	$32.63	5/1/17	977	$21,631	—	—

(1)	Stock options referenced in this table were granted under our Stock Option Plan, which is further described below.

(2)
The stock awards reflected in this column consist of:  (A) the following number of RSUs granted to Messrs. Siegal, Marabito, Wolfort and Manson on January 4, 2010, which in each case vested and converted into shares of Common Stock on January 1, 2013:  Mr. Siegal, 3,377 RSUs, Mr. Marabito, 1,814 RSUs, Mr. Wolfort, 3,070 RSUs and Mr. Manson, 977 RSUs; and (B) the following number of RSUs granted to Messrs. Siegal, Marabito and Wolfort on December 30, 2011, which in each case will vest on January 1, 2017:  Mr. Siegal, 32,161 RSUS, Mr. Marabito, 19,296 RSUs and Mr. Wolfort, 30,017 RSUs.

(3)	Value is based on the closing price of our Common Stock of $22.14 on December 31, 2012, as reported on The Nasdaq Global Select Market.

Stock Option Plan

We adopted the Olympic Steel, Inc. Stock Option Plan, which we refer to as the Stock Option Plan, effective January 6, 1994. It expired in January 2009, though options outstanding under our Stock Option Plan upon its expiration will remain in effect until their respective termination dates. We authorized an aggregate of 1,300,000 shares of our Common Stock for issuance under the Stock Option Plan, none of which currently remains available for issuance of awards. Employees, non-employee Directors and independent consultants were eligible to receive stock options under the Stock Option Plan. As of March 1, 2013, 13 employees and outside Directors had outstanding options exercisable under the Stock Option Plan.

The exercise price for stock options issued under the Stock Option Plan was established as the fair market value of a share of Common Stock on the date of grant. Stock options became exercisable in accordance with the terms established by our Compensation Committee and expire ten years from the date of grant. Previously granted stock options have been issued with vesting schedules ranging from six months to three years. To the extent possible, we issued shares of our treasury stock to option holders in satisfaction of shares issuable upon the exercise of stock options. Stock options granted under the Stock Option Plan generally terminate in the event of termination of employment or services. However, under certain circumstances, options may be exercised within three months after the date of termination of employment or services, or within one year of a participant’s death, but in any event not beyond the original term of the stock option. Upon a change in control (as defined in the Stock Option Plan) of the Company, all stock options may become immediately exercisable or may be terminated at the discretion of the Compensation Committee.

Incentive Plan

The Incentive Plan provides us with the authorization to grant stock options, stock appreciation rights, restricted shares, restricted share units, performance shares and other stock- and cash-based awards to our employees, Directors and consultants. Under the Incentive Plan, 500,000 shares of our Common Stock are available for equity grants.

Stock Options.    If an award under the Incentive Plan is made in the form of stock options, the price of the option cannot be less than the fair market value of the underlying shares on the date of grant. Unless the Compensation Committee determines otherwise, fair market value for all purposes under the Incentive Plan is the last closing price of a share of our Common Stock as reported on The Nasdaq Global Select Market, or, if applicable, on another national securities exchange on which the Common Stock is principally traded, on the date for which the determination of fair market value is made, or, if there are no sales of Common Stock on such date, then on the most recent immediately preceding date on which there were any sales of Common Stock on such principal trading exchange. The term of stock options cannot exceed ten years. The Compensation Committee is entitled to set all conditions in connection with a participant’s right to exercise an award and may impose such conditions as it sees fit. No participant may be awarded incentive stock options that are first exercisable during any calendar year which involve shares having a fair market value, determined at the time of grant, in excess of $100,000. Options are settled in shares.

Stock Appreciation Rights.    Awards under the Incentive Plan may take the form of stock appreciation rights, which allow the holder to realize the value of the difference between the market price of our Common Stock at the time that the rights are granted and the market value of that stock when the rights are exercised. The term of stock appreciation rights cannot exceed ten years. If the value of the stock has not increased during that time, the rights will have no value. Stock appreciation rights may be settled in cash, shares or a combination of cash and shares, as determined by the Compensation Committee and provided in the applicable award agreement.

Restricted Share and Restricted Share Units.    Awards under the Incentive Plan may take the form of restricted shares and restricted share units, which involve the granting of shares to participants subject to restrictions on transferability and any other restrictions the Compensation Committee may impose. The restrictions lapse if either the holder remains employed by us for a period of time established by the Compensation Committee under the applicable award agreement or satisfies other restrictions, including performance-based restrictions, during the period of time established by the Compensation Committee. Restricted share units are similar to restricted shares except that no shares are actually awarded to the participant on the date of grant and the holder typically does not enjoy any shareholder rights (including voting) with respect to the units. Restricted share awards and restricted share unit awards are settled in shares.

Performance Shares.    Awards under the Incentive Plan may take the form of performance shares. The period of time over which performance goals are measured must be set in advance of establishing the performance goal or goals for the period of time and will be of such duration as the Compensation Committee shall determine. Performance shares may be settled in shares.

Other Stock-Based Awards and Cash-Based Awards.    Other stock-based awards are awards of stock-based compensation that do not fit within the scope of the other specifically enumerated types of awards. The Compensation Committee may make cash-based awards with a range of payments levels. Cash-based awards may be based upon the achievement of performance goals. Other stock-based awards and cash-based awards may be settled in cash, shares or a combination of cash and shares, as determined by the Compensation Committee and provided in the applicable award agreement. Under the Incentive Plan, cash-based awards may not be settled with restricted stock.

2012 OPTION EXERCISES AND STOCK VESTED

There were no stock option exercises by our named executive officers during 2012, nor did any restricted shares held by our named executive officers vest in 2012.

2012 PENSION BENEFITS

None of the named executive officers participates in a defined benefit pension plan sponsored by us. All named executive officers participate in the same defined contribution plan as all of our other non-union employees.

2012 NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information relating to participation by the named executive officers in our Supplemental Executive Retirement Plan and voluntary participation in the Executive Deferred Compensation Plan during 2012.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings (Losses) in Last Fiscal Year(2)	Aggregate Withdrawals or Distributions	Aggregate Balance at Last Fiscal Year-End(3)
Siegal(a)	$—	$191,250	$143,760	$—	$1,616,856
Marabito(a)	$—	$88,832	$95,505	$—	$918,451
Wolfort(a)	$—	$170,210	$150,138	$—	$1,594,601
Wolfort(b)	$—	$—	$107,093	$—	$737,643
McNeeley(a)	$—	$73,313	$(4,302)	$—	$69,011
McNeeley(b)	$—	$168,532	$160,876	$—	$1,378,951
Manson(a)	$—	$39,000	$(2,288)	$—	$36,712

(a)	Supplemental Executive Retirement Plan

(b)	Executive Deferred Compensation Plan

(1)
The amounts reported in this column have been included with respect to each executive officer in the “All Other Compensation” column of the Summary Compensation Table, as described in footnote (4) to that table.

(2)
No portion of the amounts reported in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2012 Summary Compensation Table. Please see the discussions of the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan below for a description of how earnings are calculated under each plan.

(3)	This column reflects the balance of all contributions and the aggregate earnings on such contributions. The full amount of this balance was previously reported in prior years’ proxy statements.

Supplemental Executive Retirement Plan

On January 1, 2005, we established the Supplemental Executive Retirement Plan, which we sometimes refer to as the “SERP,” in order to provide unfunded deferred compensation to a select group of our executive officers, management and highly compensated employees. Currently, all of our named executive officers participate in the Supplemental Executive Retirement Plan.

The Supplemental Executive Retirement Plan provides for a single lump sum payment to participants of their vested account balance, as adjusted for earnings and losses prior to distribution, following a “qualified” retirement from the Company. Participants who retire from the Company after attaining the age of 62 will be entitled to receive a lump sum payment of their vested account balance six months after the date of retirement. Participants who retire from the Company after attaining the age of 55, but prior to attaining the age of 62, will be entitled to receive a lump sum payment of their vested account balance after the later of the attainment of the age of 62 or six months following the date of retirement.

Generally, benefits under the Supplemental Executive Retirement Plan vest at the end of the five-year period after the executive becomes a participant in the Supplemental Executive Retirement Plan. The benefits of Mr. Manson who became a participant on January 1, 2011, and Mr. McNeeley who became a participant on July 1, 2011, vest according to this schedule. The benefits of Messrs. Siegal, Wolfort and Marabito are fully vested in the plan.

Participants’ benefits under the Supplemental Executive Retirement Plan will become fully vested upon (1) death while an employee of the Company, (2) termination of employment due to disability, (3) the effective date of any termination of the Supplemental Executive Retirement Plan, or (4) the date of a change of control.

We annually allocate a deemed “base contribution” under the Supplemental Executive Retirement Plan for each participant in an amount equal to thirteen percent (13%) of a participant’s “Applied Compensation.” A participant’s “Applied Compensation” is the sum of: (1) the participant’s annual base salary; plus (2) the lesser of (a) the actual bonus earned by the participant under the Senior Management Compensation Program in the applicable year, or (b) 50% of the participant’s annual base salary earned in the applicable year. Additionally, in the case of Messrs. Siegal, Wolfort, Marabito and McNeeley, we annually allocate an “incentive contribution” under the Supplemental Executive Retirement Plan for each participant, based on our return on invested capital for the applicable year, in an amount of 0 to 19.6% of the participant’s Applied Compensation. The percentage is determined in accordance with the following table:

Actual Return on Invested Capital	Percentage of Participant’s Applied Compensation
5% or Less	0.0%
6%	0.8%
7%	1.6%
8%	2.4%
9%	3.2%
10%	4.0%
11%	6.6%
12%	9.2%
13%	11.8%
14%	14.4%
15%	17.0%
16% or Greater	19.6%

A participant’s account will be credited with earnings and losses based on the performance of investment funds selected by the participant. Account balances are credited with earnings, gains or losses based on the performance of investment options that are the same as those available to all of our employees who participate under our 401(k) plan.

Earnings under the Supplemental Executive Retirement Plan and the Executive Deferred Compensation Plan are based on the following underlying funds, which had the following annual returns in 2012:

Fund(1)	Annual Return
(%)
MetLife Stable Value Fund	2.6
American Funds Income Fund of America	12.0
American Funds EuroPacific Growth	19.2
Columbia Select Large Cap Growth Fund	15.0
Columbia Large Cap Index Fund	15.5
Dreyfus Core Equity	9.4
Franklin Flex Capital Growth	9.6
Franklin US Government Securities	1.5
Guggenheim Mid Cap Value	16.7
Janus Advisor Perkins Global Value	11.6
JP Morgan High Yield	14.5
Lord Abbett Fundamental Equity	10.7
MFS International New Discovery	24.7
MFS Research Bond	7.4
MFS Total Return Fund	11.3
MFS Value Fund	16.1
Pioneer Oak Ridge Small Cap Growth	10.6
Principal Mid Cap Blend	18.6
Principal Inv Balanced Portfolio	12.3
Principal Inv SAM Conservative Balanced	10.8
Principal Inv SAM Flexible Income	10.1
PIMCO Funds Money Market	0.6

(1)	These investment options are generally the same as those available to all of our employees who participate under our 401(k) plan.

Starting in 2012, amounts credited for executives under the Supplemental Executive Retirement Plan will be deemed to be invested in Common Stock. The mechanism for this deemed investment in Common Stock will be the issuance to Supplemental Executive Retirement Plan participants of restricted stock units under the Incentive Plan with a dollar value equal to the amount credited to the participant under the Supplemental Executive Retirement Plan and deemed invested in Common Stock. The entire amount credited for the Messrs. Siegal, Wolfort and Marabito will be deemed invested in shares of Common Stock in this manner. For other SERP participants, 50% of the amount credited will be deemed invested in shares of Common Stock, and the remaining 50% will be deemed invested in other investment funds as had occurred previously, unless the participant elects to have all or a portion of the remaining 50% deemed invested in shares of Common Stock.  Mr. Manson has elected to have 100% of his SERP contribution deemed invested in shares of Common Stock.

Executive Deferred Compensation Plan

The Olympic Steel, Inc. Executive Deferred Compensation Plan, which we refer to as the Executive Deferred Compensation Plan, is a voluntary non-qualified contributory savings plan we established, effective December 1, 2004, for the purpose of providing a tax effective deferred compensation opportunity for a select group of our management and/or highly compensated employees. Currently, Mr. Wolfort is the only participant who has elected to participate in the Executive Deferred Compensation Plan. Mr. McNeeley also participates in a deferred compensation program at CTI that was established prior to the Company’s acquisition of CTI.

Participants may defer all or any portion of their annual incentive award and up to 90% of their base salary to the Executive Deferred Compensation Plan. Each Participant is eligible to designate one or more investment options that are available under our 401(k) and profit-sharing plan as the deemed investment(s) for the participant’s deferred compensation account or such other investment options determined appropriate in the sole discretion of the Board. Employee deferrals are credited with earnings, gains or losses based on the performance of investment options that are available under our 401(k) and profit-sharing plan and selected by the employee. Earnings under the Executive Deferred Compensation Plan are based on the same funds, with same annual returns for 2012, as described above with respect to the Supplemental Executive Retirement Plan. A participant’s contributions are always 100% vested, and distributions from the plan will be paid in cash in a single lump sum upon termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL

Retention Agreements

We have executed retention agreements with Messrs. Siegal, Wolfort, Marabito and Manson. Under these agreements, which do not become operative unless we incur a change in control (as defined in the agreements), we agreed to continue the employment of the officer for a certain period following the change in control in the same position with the same duties and responsibilities and at the same compensation level as existed prior to the change in control. If the officer’s employment is terminated without cause or by the officer for “good reason” during such period, or if the officer terminates his employment for any reason or no reason during the 12-month period following a change in control, the officer is entitled to receive a lump-sum severance payment with continuation of medical, dental, disability and life insurance benefits for one year (two years in the cases of Messrs. Siegal, Wolfort and Marabito). The applicable period for Mr. Manson is one year and the severance payment is equal to the average of his last three years’ compensation. The applicable period for Messrs. Siegal, Wolfort and Marabito is two years and their severance payment is equal to 2.99 times the average of their respective last three years’ compensation. Under our long-term equity-based incentive program, upon a change in control, each of our named executive officers would also be entitled to receive a payout for his or her restricted stock units award made under our Incentive Plan, as discussed above, at the greater of the target level or actual achievement for the performance period.

Compensation for purposes of this calculation includes salary, cash bonus, Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan on behalf of the officer, personal tax preparation fees, automobile allowance and country club dues (except in the case of Mr. Manson). These retention agreements also provide that, in the event that any of the payments or benefits described above would constitute a “parachute payment” under Internal Revenue Code Section 280G, the payments or benefits provided will be reduced so that no portion is subject to the excise tax imposed by Internal Revenue Code Section 4999, but only to the extent such reduction will result in a net after tax benefit to the officer. Each of the retention agreements contains a non-competition prohibition for two year post-employment (one year in the case of Mr. Manson).

The table below reflects the approximate amounts that would be payable to each named executive officer under their retention agreement assuming that we incurred a change in control at December 31, 2012, that the officer’s employment was terminated in a manner triggering payment of the above benefits, and that no reduction of benefits would be made in order to avoid excise taxes imposed by Internal Revenue Code Section 4999.

	Siegal	Marabito	Wolfort	Manson
Salary	$2,150,244	$1,118,152	$1,908,622	$197,115
Cash Incentive Payout	$736,063	$736,063	$736,063	$93,030
Retirement Plan Contribution Amounts(1)	$418,546	$234,338	$376,806	$31,465
Personal Benefit Amount(2)	$174,326	$109,491	$193,423	$13,045
Continuation of Insurance Coverage(3)	$56,747	$51,425	$60,778	$16,879
Long-Term Equity Based Incentive Payout(4)	$223,553	$120,084	$203,230	$21,631
Total(5)	$3,759,479	$2,369,553	$3,478,922	$373,165

(1)
The amounts in this row represent the lump sum payment amount that would be paid to the officer in respect of Company contributions on behalf of the officer to our 401(k) and profit-sharing plan and the Supplemental Executive Retirement Plan (2.99 times $133,807 for Mr. Siegal, $119,847 for Mr. Wolfort and $72,199 for Mr. Marabito and one times $25,290 for Mr. Manson).

(2)
The amounts in this row represent the lump sum payment amount that would be paid to the officer in respect of following personal benefits and perquisites provided to the officer: cell phone allowance and automobile allowance (all), fees for personal tax and financial planning (in the cases of Messrs. Siegal, Wolfort and Marabito) and country club dues (in the cases of Messrs. Siegal, Wolfort and Marabito).

(3)
The amounts in this row represent 2.99 times the amounts that we would be paid for the continuation of medical, dental, disability and life insurance coverage for Messrs. Siegal, Wolfort and Marabito and one times the amounts for Mr. Manson.

(4)
The amounts in this row represent the value of each officer’s restricted stock units award based on the closing price of our Common Stock of $22.14 on December 31, 2012, as reported on The Nasdaq Global Select Market.

(5)
The amounts for each item represent 2.99 times the compensation amounts in the cases of Messrs. Siegal Wolfort and Marabito and one times the total compensation for Mr. Manson, plus each officer’s target payout amount for his or her restricted share units award.

Employment Agreements

Siegal Employment Agreement.    On November 21, 2012, we entered into an amended and restated employment agreement with Michael D. Siegal, with an effective date of December 1, 2012, pursuant to which Mr. Siegal will serve as our Chairman and Chief Executive Officer for a term ending January 1, 2018, with an automatic three-year extension unless we or Mr. Siegal provide notice otherwise on or before July 1, 2017. Under the agreement, Mr. Siegal is to receive a base salary of $750,000 per year.

During the period of employment, Mr. Siegal will be eligible for a performance bonus under our Senior Management Compensation Program in place as of 2012, as amended, or such other bonus plan that replaces that plan, and Mr. Siegal will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Siegal’s employment without cause or Mr. Siegal terminates his employment for good reason during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning, and an allowance for country club dues and automobile and cell phone allowances, as in effect on the date of termination, during the period ending on the earliest of (1) January 1, 2018, (2) a breach of the non-competition, non-solicitation or confidentiality clause, or (3) twenty-four months from the date of termination of employment. If Mr. Siegal’s employment is terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Siegal’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Siegal’s employment had been terminated due to death or disability as of December 31, 2012, he or his estate would be entitled to receive $750,000 in respect of his base salary and $14,774 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Siegal’s employment without cause as of December 31, 2012, he would be entitled to receive the following benefits: $1,500,000 in respect of his base salary, $304,180 in respect of his bonus, $249,544 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $36,302 in premiums for coverage under our medical, dental, disability and life insurance programs, $20,000 for reimbursement of personal tax and financial planning fees, and $94,890 allowances for country club dues, an automobile and a cell phone, for a total of $2,204,916.

Wolfort Employment Agreement.    Effective May 5, 2011, we entered into an agreement with David A. Wolfort pursuant to which Mr. Wolfort will serve as our President and Chief Operating Officer for a term beginning on January 1, 2011 and ending January 1, 2016, with an automatic three-year extension unless we or Mr. Wolfort provide notice otherwise on or before July 1, 2015. Under the agreement, Mr. Wolfort is to receive a base salary of $700,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. Wolfort will be eligible for a performance bonus under our Senior Management Compensation Program in place as of 2011, as amended, or such other bonus plan that replaces that plan, and Mr. Wolfort will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Wolfort’s employment without cause during the employment term, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an allowance for country club dues, an automobile and a cell phone, as in effect on the date of termination, for a period ending on the earlier of (1) January 1, 2016 (subject to extension), (2) a breach of the non-competition, non-solicitation or confidentiality clause, or (3) twenty-four months from the date of termination of employment. If Mr. Wolfort’s employment is terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Wolfort’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Wolfort’s employment had been terminated due to death or disability as of December 31, 2012, he or his estate would be entitled to receive $700,000 in respect of his base salary and $14,774 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Wolfort’s employment without cause as of December 31, 2012, he would be entitled to receive the following benefits: $1,400,000 in respect of his base salary, $304,180 in respect of his bonus, $236,444 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $38,998 in premiums for coverage under our medical, dental, disability and life insurance programs, $19,000 for reimbursement of personal tax and financial planning fees, and $125,162 allowances for country club dues, an automobile and a cell phone, for a total of $2,123,784.

Marabito Employment Agreement.    Effective November 23, 2011, we entered into an employment agreement with Richard T. Marabito pursuant to which Mr. Marabito will serve as our Chief Financial Officer for a term beginning on December 1, 2011 and ending January 1, 2017, with an automatic three-year extension unless we or Mr. Marabito provide notice otherwise on or before July 1, 2016. Under the agreement, Mr. Marabito is to receive a base salary of $450,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. Marabito will be eligible for a performance bonus under our Senior Manager Compensation Program in place as of 2011, as amended, or such other bonus plan that replaces that plan, and Mr. Marabito will be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. If we terminate Mr. Marabito’s employment without cause during his employment period, he will continue to receive his base salary, annual bonus and any other benefits applicable to him under the welfare and benefit plans we maintain, including Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, coverage under our medical, dental, disability and life insurance programs, reimbursement for personal tax and financial planning and an automobile and cell phone allowance, as in effect on the date of termination, during the period ending on the earlier of (1) January 1, 2017, (2) a breach of the non- competition, non-solicitation or confidentiality clause, or (3) twenty-four months from the date of termination of employment. If Mr. Marabito’s employment is terminated due to death, he or his estate will continue to receive his base salary for one year thereafter. If Mr. Marabito’s employment is terminated due to death or disability, he and/or his spouse and any minor children will be eligible to continue to participate in our health insurance programs for one year thereafter. If Mr. Marabito’s employment had been terminated due to death or disability as of December 31, 2012, he or his estate would be entitled to receive $450,000 in respect of his base salary and $14,774 in premiums under our medical and dental insurance programs. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming that we terminated Mr. Marabito’s employment without cause as of December 31, 2012, he would be entitled to receive the following benefits: $900,000 in respect of his base salary, $304,180 in respect of his bonus, $171,544 in Company contributions to the Supplemental Executive Retirement Plan and 401(k) and profit-sharing plan, $34,312 in premiums for coverage under our medical, dental, disability and life insurance programs, $20,000 for reimbursement of personal tax and financial planning fees, and $55,312 allowances for an automobile and a cell phone, for a total of $1,485,348.

McNeeley Employment Agreement.    Effective July 1, 2011, we entered into an employment agreement with Donald R. McNeeley pursuant to which Mr. McNeeley will serve as President of CTI for a term ending July 1, 2016, with an automatic three-year extension unless Mr. McNeeley provides notice otherwise on or before April 1, 2016. Under the agreement, Mr. McNeeley is to receive a base salary of $575,000, subject to possible future increases as determined by the Board of the Company or any duly authorized committee.

During the period of employment, Mr. McNeeley will be eligible for an annual performance bonus and will also be eligible to participate in any long-term incentive plan that may be created or amended by the Board from time to time. Mr. McNeeley would be eligible for varying levels of severance payments and benefits depending on the circumstances of his termination of employment and when the termination takes place. If we terminate Mr. McNeeley’s employment for any reason other than an illegal act prior to July 1, 2016 or if he terminates his employment for good reason prior to July 1, 2014, he will (1) continue to receive his base salary until the earlier of July 1, 2016 or the date he breaches his obligations under the employment agreement, and (2) continue to receive reimbursement for his country club membership fees and dues until he reaches age 65, he becomes employed full time by another employer or he breaches his obligations under the employment agreement, whichever occurs first. If Mr. McNeeley terminates his employment for any reason on or after July 1, 2014 but prior to July 1, 2016, Mr. McNeeley will continue to receive half his base salary and full reimbursement of his country club member fees and dues until the dates those payments would have ceased had we instead terminated him for a reason other than an illegal act on that date, as explained in the preceding sentence. In addition, if, at any time prior to July 1, 2019, we terminate Mr. McNeeley’s employment without good cause or if, prior to July 1, 2016, he terminates his employment for good reason, he will be entitled to continued medical coverage at active employee contribution rates until he becomes eligible for Medicare or, if earlier, another employer’s medical plan. The employment agreement contains a two-year non-competition and non-solicitation prohibition and customary confidentiality provisions. Assuming we terminated Mr. McNeeley’s employment for a reason other than an illegal act as of December 31, 2012, he would be entitled to receive the following benefits: $2,012,500 in respect of his base salary, approximately $77,445 in respect of his country club membership fee and dues reimbursement, and $51,520 in company-paid premiums for coverage under our medical plan, for a total of $2,141,465.

Retirement Plans

Our executive officers are eligible to participate in our Supplemental Executive Retirement Plan and each of our named executive officers is eligible to participate in our Executive Deferred Compensation Plan. The aggregate account balance of each named executive officer under these plans and a description of the amounts payable to each such executive upon retirement from their employment with us are provided under the 2012 Nonqualified Deferred Compensation Table.

2012 DIRECTOR COMPENSATION

The following table summarizes compensation paid to our non-employee Directors in 2012:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Meathe	$46,250	$39,852	$—	$—	$—	$—	$86,102
Goldstein	$48,750	$39,852	$—	$—	$—	$—	$88,602
Kempthorne	$45,000	$39,852	$—	$—	$—	$—	$84,852
Della Ratta	$50,000	$39,852	$—	$—	$—	$—	$89,852
Anton	$55,000	$39,852	$—	$—	$—	$—	$94,852

(1)
The amounts shown do not reflect compensation actually received by the non-employee Director. The amounts shown in this column are the grant date fair values for these stock awards calculated in accordance with ASC Topic 718. See Note 13 to our condensed consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 for details as to the assumptions used to determine the fair value of the stock awards.

(2)	The non-employee directors had option awards outstanding as of December 31, 2012 for the following number of shares: Mr. Meathe, 5,000 and Mr. Goldstein, 12,000.

During 2012, each Director who was not one of our employees received an $11,250 quarterly retainer and reimbursement for out-of-pocket expenses incurred in connection with attending board meetings. The Audit and Compliance Committee Chairman received an additional $2,500 per quarter and the Chairmen of the Compensation and Nominating Committees each received an additional $1,250 per quarter. Directors who are also our employees receive no additional remuneration for serving as Directors.

Beginning in 2013, each non-employee Director, within five years of joining the Board, is required to own Olympic Steel Stock with a value equal to three times the annual cash retainer.  Actual shares owned and restricted stock units which vest upon the Director’s retirement from the Board are counted toward the ownership requirement.

The Compensation Committee approved the grant of 1,800 time-based restricted stock units to each non-employee Director, effective January 3, 2012. Subject to the terms of the Incentive Plan and the restricted stock units award agreement executed by each non-employee Director, the restricted stock units vested on January 1, 2013. The restricted stock units are not converted into shares of Common Stock until the Director either resigns or is terminated from the Board.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 regarding shares outstanding and available for issuance under the Stock Option Plan and the Incentive Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	235,156	$24.91	310,849
Equity compensation plans not approved by security holders	—	—	—
Totals	235,156	$24.91	310,849

RELATED PARTY TRANSACTIONS

We have adopted a written policy for the review of transactions with related persons. The policy generally requires review, approval or ratification of transactions involving amounts exceeding $120,000 in which we are a participant and in which a Director, Director-nominee, executive officer or a significant shareholder of the Company, or an immediate family member of any of the foregoing persons, has a direct or indirect material interest. These transactions must be reported for review by our Audit and Compliance Committee. Following review, our Audit and Compliance Committee determines to approve or ratify these transactions, taking into account, among other factors it deems appropriate, whether they are on terms no less favorable to us than those available with other unaffiliated parties and the extent of the related person’s interest in the transaction. The Chairman of our Audit and Compliance Committee has the authority to approve or ratify any related party transaction in which the aggregate amount involved is expected to be less than $500,000. The policy provides for standing pre-approval of certain related party transactions, even if the amounts involved exceed $120,000, including certain transactions involving: compensation paid to our executive officers and Directors; other companies or charitable organizations where the amounts involved do not exceed $500,000 or 2% of the organization’s total annual revenues or receipts; proportional benefits to all shareholders; rates or charges determined by competitive bids; services as a common or contract carrier or public utility; and banking-related services.

Since 1956, a partnership partially owned by family members of Mr. Siegal has owned a Cleveland warehouse and currently leases it to us, on a month-to-month basis, at a monthly rental of $16,275.

The relationships described above have been reviewed and ratified in accordance with our policy for review of transactions with related persons.

AUDIT COMMITTEE REPORT

The purpose of the Audit and Compliance Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit and Compliance Committee charter describes in greater detail the full responsibilities of the committee and is available through the “Investor Relations” section of our website at www.olysteel.com. The Audit and Compliance Committee is comprised solely of independent Directors as defined by the listing standards of the Nasdaq and by Rule 10A-3 under the Exchange Act.

The Audit and Compliance Committee has reviewed and discussed our consolidated financial statements with management and PwC, our independent auditors. Management is responsible for our financial statements and the financial reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. The Audit and Compliance Committee monitors and oversees these processes on behalf of the Board.

Management continued to review and enhance the internal control evaluation process and the Audit and Compliance Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management. In connection with this oversight, the Audit and Compliance Committee receives periodic updates provided by management and PwC at each regularly scheduled Audit and Compliance Committee meeting. These updates occur at least quarterly. The Audit and Compliance Committee also holds regular private sessions with PwC to discuss their audit plan for the year, the financial statements and risks of fraud. At the conclusion of the process, management provides the Audit and Compliance Committee with a report on the effectiveness of our internal control over financial reporting, which is reviewed by the Committee. The Audit and Compliance Committee also reviews the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC, as well as PwC’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its integrated audit of our fiscal 2012 consolidated financial statements and the effectiveness of internal control over financial reporting.

As part of fulfilling its responsibilities, the Audit and Compliance Committee reviewed and discussed the audited consolidated financial statements for 2012 with management and discussed with our independent auditors those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T. The Audit and Compliance Committee received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit and Compliance Committee and discussed that firm’s independence with representatives of the firm. The Audit and Compliance Committee also monitored the services provided by the independent auditors, pre-approved all audit-related services, discussed with PwC the effect of the non-audit services performed on auditor independence, and concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in conducting its auditing functions.

Based upon the Audit and Compliance Committee’s review of the audited consolidated financial statements and its discussions with management and our independent auditors, the Audit and Compliance Committee recommended that the Board include the audited consolidated financial statements for the fiscal year ended December 31, 2012 in our Annual Report on Form 10-K filed with the SEC.

This report is submitted on behalf of the members of the Audit and Compliance Committee:

Arthur F. Anton, Chairman
Howard L. Goldstein
Ralph M. Della Ratta

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has selected PwC, an independent registered public accounting firm, as its independent auditors for 2013. The decision to retain PwC was made by the Audit and Compliance Committee.

Audit Fees.    Aggregate fees for professional services rendered by PwC for the audit of our annual financial statements and for its review of the financial statements included in our Forms 10-Q, were $785,000 for 2012 and $717,900 for 2011. Services performed in 2012 and 2011 include the audit of our annual financial statements, the internal control attestations required under the Sarbanes-Oxley Act, and the quarterly reviews of the financial statements included in our Forms 10-Q.

Audit-Related Fees.    Aggregate fees for assurance and related services by PwC that were reasonably related to the performance of the audit or review of our financial statements and which were not reported under “Audit Fees” above were $9,000 in 2012 and $0 in 2011.

Tax Fees.    Aggregate fees for federal and state tax services. There were $17,000 and $25,000 in tax fees paid to PwC in 2012 and 2011, respectively.

All Other Fees.    Other fees paid to PwC in 2012 and 2011 totaled $0 and $209,000, respectively. Virtually all of the 2011 fees relate to due diligence work on the acquisition of CTI.

Pre-Approval Policy.    All services listed above were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit and Compliance Committee Charter provides for pre-approval by the Audit and Compliance Committee of non-audit services provided by PwC.

PROPOSAL TWO
RATIFICATION OF THE SELECTION OF
THE COMPANY’S INDEPENDENT AUDITORS

PwC served as independent auditors of the Company for the year ended December 31, 2012 and has been retained by the Audit and Compliance Committee to do so for the year ending December 31, 2013.

Shareholder ratification of the selection of PwC as the Company’s independent auditors is not required by the Company’s Amended and Restated Code of Regulations or otherwise. However, the Board is submitting the selection of PwC to the shareholders for ratification. If the shareholders do not ratify the selection, the Audit and Compliance Committee will reconsider whether or not to retain the firm. In such event, the Audit and Compliance Committee may retain PwC, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without resubmitting the matter to the shareholders. Even if the selection is ratified, the Audit and Compliance Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders. Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

The proposal regarding the ratification of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock having voting power present in person or by proxy at the Annual Meeting. As a result, abstentions will have the same effect as a vote cast against the proposal. Proposal Two is a routine matter and a broker or other financial institution that holds your shares in its name may vote your shares with respect to this proposal if you do not provide it with voting instructions. Accordingly, there should be no broker non-votes with respect to this proposal. As an advisory vote, the ratification of PwC as our independent registered public accounting firm is not binding on the Company.

The Board recommends a vote “FOR” the ratification of the selection of PwC as the Company’s independent auditors for the year ending December 31, 2013.

PROPOSAL THREE
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A(a)(1) under the Exchange Act, shareholders are entitled to an advisory vote at the Annual Meeting on the compensation of the Company’s named executive officers as disclosed in this Proxy Statement. We are currently conducting say-on-pay votes every year, and expect to hold the next say-on-pay vote in connection with our 2014 Annual Meeting.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation program is designed to support our long-term business strategy and link our executives’ interests with those of our shareholders. We designed the compensation program to, among other things, provide incentives for executives to help us achieve business objectives and give the Compensation Committee the flexibility necessary to reward executives for achieving such objectives.

Accordingly, shareholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, the shareholder vote on named executive officer compensation is not binding on the Company or the Board. Although the shareholder vote on executive compensation is not binding on the Company, the Board and the Compensation Committee will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

The proposal regarding the resolution approving named executive officer compensation requires the affirmative vote of a majority of the shares of Common Stock having voting power present in person or by proxy at the Annual Meeting. As a result, abstentions will have the same effect as a vote cast against the proposal, but broker non-voters will have no effect on the outcome of this proposal.

The Board recommends a vote “FOR” the approval of the compensation of the named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation
S-K under the Securities Act and the Exchange Act.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

The Board of the Company is not aware of any matter other than listed in the Notice of Meeting that is to be presented for action at the meeting. If any of the Board’s nominees is unavailable for election as a Director or for good cause will not serve, or if any other matter should properly come before the meeting or any adjournments thereof, it is intended that votes will be cast pursuant to the Proxy in respect thereto in accordance with the best judgment of the person or persons acting as proxies.

SHAREHOLDERS’ PROPOSALS

The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2014 Annual Meeting of Shareholders is expected to be November 29, 2013.

Shareholder nominations of a person for possible election as a Director for our 2014 Annual Meeting of Shareholders must be received by the Company not later than December 29, 2013, and must be in compliance with applicable laws and regulations and the requirements set forth in our Amended and Restated Code of Regulations.

Proxies appointed by management will use their discretionary authority to vote the shares they represent as the Board may recommend at our 2014 Annual Meeting of Shareholders if a shareholder raises a proposal which is not to be included in our proxy materials for such meeting and we do not receive proper notice of such proposal at our principal executive offices by February 13, 2014. If notice of any such proposal is timely received, the proxy holders may exercise discretionary authority with respect to such proposal only to the extent permitted by applicable SEC rules. Such proposal must in any circumstance be, under applicable law, an appropriate subject for shareholder action in order to be brought before the meeting.

Any such proposals should be sent in care of the Corporate Secretary at our principal executive offices.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2012, including our consolidated financial statements and the report thereon of PricewaterhouseCoopers LLP, is being mailed to shareholders with this Notice of the Annual Meeting and Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2013

This Proxy Statement is available free of charge on the Investor Relations section of our website through the “Financial Information” and “SEC Filings” links at (http://ir.olysteel.com/SEC_Filings). Our Annual Report for the year ended December 31, 2012 is available free of charge on the Investor Relations section of our website through the “Annual Reports” link and at the following cookie-free site:

(http://ir.olysteel.com/Proxy_Statements)

By Order of the Board of Directors

Christopher M. Kelly
Secretary
March 29, 2013

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Items 1, 2 and 3.

1. Election of four Directors:

Nominees: 01 - Michael D. Siegal 02 - Arthur F. Anton 03 - Donald R. McNeeley 04 - James B. Meathe

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Ratification of the appointment of PricewaterhouseCoopers LLP as auditors.	☐	☐	☐
3. Approval, on an advisory basis, of Olympic Steel, Inc.'s named executive officer compensation.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 5 9 4 7 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01LIGC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

OLYMPIC **STEEL**

Proxy — OLYMPIC STEEL, INC.

This Proxy is Solicited by the Board of Directors

At the Annual Meeting of Shareholders of OLYMPIC STEEL, INC. to be held on May 3, 2013, and at any adjournment, MICHAEL D. SIEGAL and DAVID A. WOLFORT, and each of them, with full power of substitution and resubstitution, are hereby authorized to represent me and vote all my shares of the following matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement, the receipt of which is acknowledged.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign, date and return this proxy card. Unless otherwise specified on the reverse side, this proxy will be voted FOR the election as Directors of all the nominees under Proposal 1, FOR Proposal 2, and FOR Proposal 3. The Proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and in their best judgement on any other matters that may properly come before the Annual Meeting and any adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS 1, 2, 3 AND 4.

PLEASE DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE — NO POSTAGE NECESSARY.

(Continued and to be signed on reverse side)